CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 33-51626 on Form N-1A under the Securities Act of 1933, of our reports dated February 11, 2005, appearing in the annual reports to shareholders of Schwartz Investment Trust, comprising Schwartz Value Fund, Ave Maria Catholic Values Fund, Ave Maria Growth Fund, and Ave Maria Bond Fund for the year ended December 31, 2004, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 11, 2005